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                                                                    EXHIBIT 1(h)
                            PAINEWEBBER OLYMPUS FUND

                     AMENDMENT TO DECLARATION OF TRUST AND
                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


     I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Olympus Fund ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions, which became effective on November 10, 1995 and November 29, 1995, as indicated below:

Resolutions Effective November 10, 1995:
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     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class D shares" of PaineWebber Growth Fund be renamed the "Class C" shares of that Fund; and be it further

     RESOLVED, that the unlimited number of shares of beneficial interest previously known as the "Class C shares" of PaineWebber Growth Fund be renamed the "Class Y" shares of that Fund.

Resolution Effective November 29, 1995:
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     WHEREAS, the series of shares of beneficial interest of the Trust designated as the "PaineWebber Communications & Technology Growth Fund" has terminated pursuant to Section 4 of Article XI of the Trust's Declaration of Trust as a result of that series' participation in a reorganization pursuant to which all its assets were acquired and liabilities assumed by another investment company in exchange for shares of beneficial interest in that investment company, which shares were then distributed to the series' shareholders; be it

     RESOLVED, that Section 1 of Article III of the Trust's Declaration of Trust be, and it hereby is, amended to reflect the termination of PaineWebber Communications & Technology Growth Fund, the amended section to read, in relevant part, as follows:
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          Section 1. . . . Without limiting the authority of the Trustees set forth in this Section 1 to establish and designate any further Series, the Trustees have established and designated one Series of Shares to be known as the "PaineWebber Growth Fund."


Dated:  December 15, 1995           By: /s/Dianne E. O'Donnell
                                        -----------------------
                                        Dianne E. O'Donnell,
                                        Vice President and Secretary
                                        PaineWebber Olympus Fund



New York, New York (ss)

Subscribed and sworn to before me this 15th day of December, 1995.



/s/Karyn Freeman
----------------
     Notary Public